EXHIBIT 23.1

Independent Auditors’ Consent

The Board of Directors
GXS Corporation:

We consent to the use of our report dated March 19, 2003, with respect to the consolidated balance sheets of GXS Corporation as of December 31, 2001 and 2002, and the related consolidated statements of income (loss), comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002, and related schedule included herein and to the reference to our firm under the heading “Experts” in the prospectus.

KPMG LLP

Baltimore, MD
June 13, 2003